EXHIBIT 99.1

News Release

Investor Relations: Kate Vanek, +1 646 654 4593

Media Relations: Kristie Bouryal, +1 646 654 5577

NIELSEN REPORTS FOURTH QUARTER AND FULL YEAR 2013 RESULTS

•	Revenues for 4Q’13 increased 11.8% to $1,611, up 13.1% in constant currency; revenues for the year increased 5.5% to $5,703 million, up 6.4% in constant currency
•	Excluding the impact of the Arbitron acquisition, revenues for 4Q’13 increased 2.5%, up 3.7% in constant currency; revenues for the year increased 3.0%, up 3.9% in constant currency
•	Adjusted Net Income per share on a diluted basis for 2013 was $2.02, up 19.5% compared to $1.69 in the full year 2012
•	Free cash flow for 2013 increased 34.5% to $573 million from $426 million in 2012; cash flow from operations increased 14.9% to $901 million in 2013 from $784 million in 2012

New York, USA – February 13, 2014 – Nielsen Holdings N.V. (NYSE: NLSN), a leading global provider of information and insights into what consumers watch and buy, today announced financial results for the fourth quarter and year ended December 31, 2013.

“Nielsen’s fourth quarter results reflect solid momentum in both our Buy and Watch businesses as we continue to invest and drive value for our clients. I’m confident our steady and consistent growth will continue in 2014 and beyond, driving long-term shareholder value,” said Mitch Barns, Chief Executive Officer of Nielsen.

Fourth Quarter 2013 Operating Results

Revenues for the fourth quarter increased 11.8% to $1,611 million, or 13.1% on a constant currency basis compared to the fourth quarter of 2012. Excluding the impact of the Arbitron acquisition, revenues increased 2.5%, or 3.7% on a constant currency basis. The Buy segment grew 0.9%, a 2.5% increase on a constant currency basis, to $903 million, driven in large part by a 9.2% increase in developing market revenues on a constant currency basis. Information services revenue grew 1.0% on a constant currency basis, as increased demand for retail measurement in the developing markets was partially offset by ongoing softness in Europe and the year-over-year Walmart comparable. The Insights services business grew 7.4%, on a constant currency basis, driven primarily by broad based strength in the developing regions.

Revenues within the Watch segment increased 29.7%, or 30.4% on a constant currency basis, to $708 million. Excluding the impact of the Arbitron acquisition, Watch revenues increased 5.1%, or 5.7% on a constant currency basis, driven by mid-single digit growth in audience measurement as well as double-digit growth in Advertiser Solutions.

Adjusted EBITDA for the fourth quarter increased 12.1% to $508 million, or 14.2% on a constant currency basis compared to the fourth quarter of 2012. In addition to the favorable impact from the Arbitron acquisition, we continue to see the benefits of productivity efforts.

Income from continuing operations for the fourth quarter increased 269.8% to $159 million, or 318.4% on a constant currency basis, compared to the fourth quarter of 2012. Income from continuing operations per share, on a diluted basis, was $0.41 compared to $0.13 in the fourth quarter of 2012.

Adjusted Net Income for the fourth quarter increased 16.1% to $274 million, or 19.7% on a constant currency basis, compared to the fourth quarter of 2012. Adjusted Net Income per share on a diluted basis was $0.71 compared to $0.63 in the fourth quarter of 2012.

The fourth quarter marked the first full quarter of Arbitron in our results. The integration is going smoothly and on track to deliver the anticipated benefits to clients and shareholders.

Year Ended December 31, 2013 Operating Results

Revenues for the full year 2013 increased 5.5% to $5,703 million, or 6.4% on a constant currency basis, compared to the full year 2012. Excluding the impact of the Arbitron acquisition, revenues increased 3.0%, or 3.9% on a constant currency basis. Our revenue performance was driven by a 1.9% increase within our Buy segment (3.1% increase on a constant currency basis), and an 11.2% increase within our Watch segment (11.7% on a constant currency basis). Excluding the impact of the Arbitron acquisition, our Watch revenues increased 4.7%, or 5.2% on a constant currency basis.

Adjusted EBITDA for the full year 2013 increased 7.5% to $1,617 million, or 8.7% on a constant currency basis, compared to the full year 2012.

Income from continuing operations for the full year 2013 increased 78.1% to $431 million, or 85.0% on a constant currency basis, compared to the full year 2012. Income from continuing operations per share, on a diluted basis, was $1.14 compared to $0.66 in the full year 2012.

Adjusted Net Income for the full year 2013 increased 21.3% to $770 million, or 23.4% on a constant currency basis, compared to the full year 2012. Adjusted Net Income per share on a diluted basis was $2.02 compared to $1.69 in the full year 2012.

Financial Position

As of December 31, 2013, cash balances were $564 million and gross debt was $6,640 million. Net debt (gross debt less cash and cash equivalents) was $6,076 million and our net debt leverage ratio was 3.76x at the end of the year. Our proforma net debt leverage ratio, giving effect to Arbitron’s results for the full 2013 fiscal year, was 3.50x at the end of the year. Capital expenditures were $374 million for the full year 2013 as compared to $358 million for the full year 2012.

Free cash flow for the full year 2013 increased to $573 million from $426 million in the full year 2012 and cash flow from operations increased to $901 million in 2013 from $784 million in 2012. The increases were driven by stronger operating performance and favorable interest expense.

In November 2013, a secondary public offering of 30.0 million shares of our common stock was completed on behalf of certain selling stockholders, primarily comprised of the Sponsor group. All proceeds went to the selling stockholders and the offering did not have a significant impact on our operating results or financial position. Subsequent to this offering, the sponsors hold approximately 33% of our common stock.

Conference Call and Webcast

Nielsen will hold a conference call to discuss fourth quarter and full year 2013 results at 8:00 a.m. U.S. Eastern Time (ET) on February 13, 2014. The audio and slides for the call can be accessed live by webcast at http://nielsen.com/investors or by dialing +1-877-201-0168. Callers outside the U.S. can dial +1-647-788-4901. The passcode for the call is “53609034.” An audio replay and transcript will be available on the investor relations website after the call.

Forward-looking Statements

This news release includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as ‘will’, ‘expect’, ‘should’, ‘could’, ‘shall’ and similar expressions. These statements are subject to risks and uncertainties, and actual results and events could differ materially from what presently is expected. Factors leading thereto may include without limitations general economic conditions, conditions in the markets Nielsen is engaged in, behavior of customers, suppliers and competitors, technological developments, the integration of Arbitron, as well as legal and regulatory rules affecting Nielsen’s business and specific risk factors discussed in other releases and public filings made by the Company (including the Company’s filings with the Securities and Exchange Commission). This list of factors is not intended to be exhaustive. Such forward-looking statements only speak as of the date of this press release, and we assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events, or other factors.

About Nielsen

Nielsen Holdings N.V. (NYSE: NLSN) is a global information and measurement company with leading market positions in marketing and consumer information, television and other media measurement, online intelligence and mobile measurement. Nielsen has a presence in approximately 100 countries, with headquarters in New York, USA and Diemen, the Netherlands. For more information, visit www.nielsen.com.

From time to time, Nielsen may use its website and social media outlets as channels of distribution of material company information. Financial and other material information regarding the company is routinely posted and accessible on our website at http://www.nielsen.com/investors, our Twitter account at http://twitter.com/NielsenIR and our iPad App, NielsenIR, available on the App Store.

Results of Operations—(Three and Twelve Months Ended December 31, 2013 and 2012)

The following table sets forth, for the periods indicated, the amounts included in our Condensed Consolidated Statements of Operations:

	Three Months Ended December 31, (Unaudited)		Twelve Months Ended December 31, (Unaudited)
(IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)	2013	2012	2013	2012
Revenues	$1,611	$1,441	$5,703	$5,407
Cost of revenues	666	576	2,398	2,225
Selling, general and administrative expenses	505	429	1,815	1,724
Depreciation and amortization	146	126	510	493
Restructuring charges	56	28	119	85
Operating income	238	282	861	880
Interest income	—	1	2	4
Interest expense	(80)	(89)	(309)	(390)
Foreign currency exchange transaction losses, net	(2)	(5)	(25)	(17)
Other expense, net	(9)	(121)	(9)	(118)
Income from continuing operations before income taxes and equity in net (loss)/income of affiliates	147	68	520	359
Benefit/(provision) for income taxes	13	(29)	(91)	(122)
Equity in net (loss)/income of affiliates	(1)	4	2	5
Income from continuing operations	159	43	431	242
(Loss)/income from discontinued operations, net of tax	(14)	(7)	305	30
Net income	145	36	736	272
Net (loss)/income attributable to noncontrolling interests	—	(3)	(4)	(1)
Net income attributable to Nielsen stockholders	$145	$39	$740	$273
Net income per share of common stock, basic
Income from continuing operations	$0.42	$0.13	$1.16	$0.67
(Loss)/income from discontinued operations	$(0.04)	$(0.02)	$0.81	$0.08
Net income attributable to Nielsen stockholders	$0.38	$0.11	$1.97	$0.75
Net income per share of common stock, diluted
Income from continuing operations	$0.41	$0.13	$1.14	$0.66
(Loss)/income from discontinued operations	$(0.03)	$(0.02)	$0.80	$0.08
Net income attributable to Nielsen stockholders	$0.38	$0.11	$1.94	$0.75
Weighted-average shares of common stock outstanding, basic (a)	378,331,799	362,712,063	375,797,629	361,787,868
Dilutive shares of common stock	5,894,707	4,261,882	5,130,337	4,523,116
Weighted-average shares of common stock outstanding, diluted	384,226,506	366,973,945	380,927,966	366,310,984
(a)

On February 1, 2013, the mandatory convertible subordinated bonds were converted into 10,416,700 shares of Nielsen’s common stock at a conversion rate of 1.8116 shares per $50.00 principal amount of the bonds.

Certain Non-GAAP Measures

We use the non-GAAP financial measures discussed below to evaluate the results of our operations. We believe that the presentation of these non-GAAP measures provides useful information to investors regarding financial and business trends related to our results of operations, cash flows and indebtedness and that when this non-GAAP financial information is viewed with our GAAP financial information, investors are provided with a more meaningful understanding of our ongoing operating performance. None of the non-GAAP measures presented should be considered as an alternative to net income or loss, operating income or loss, cash flows from operating activities, total indebtedness or any other measures of operating performance, liquidity or indebtedness derived in accordance with GAAP. These non-GAAP measures have important limitations as analytical tools and should not be considered in isolation or as substitutes for an analysis of our results as reported under GAAP. Our use of these terms may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation.

Constant Currency Presentation

We evaluate our results of operations on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our results of operations, consistent with how we evaluate our performance. We calculate constant currency percentages by converting our prior-period local currency financial results using the current period exchange rates and comparing these adjusted amounts to our current period reported results.

Adjusted EBITDA and Adjusted Net Income

We define Adjusted EBITDA as net income or loss from our consolidated statements of operations before interest income and expense, income taxes, depreciation and amortization, restructuring charges, goodwill and intangible asset impairment charges, stock-based compensation expense and other non-operating items from our consolidated statements of operations as well as certain other items considered unusual or non-recurring in nature. We use Adjusted EBITDA to measure our performance from period to period both at the consolidated level as well as within our operating segments, to evaluate and fund incentive compensation programs and to compare our results to those of our competitors.

We define Adjusted Net Income as net income or loss from our consolidated statements of operations before income taxes, depreciation and amortization associated with acquired tangible and intangible assets, restructuring charges, goodwill and intangible asset impairment charges, other non-operating items from our consolidated statements of operations and certain other items considered unusual or non-recurring in nature, reduced by cash paid for income taxes. Also excluded from Adjusted Net Income is interest expense attributable to the mandatorily convertible subordinated bonds converted on February 1, 2013. Adjusted Net Income per share of common stock presented on a diluted basis includes the weighted-average amount of shares of common stock convertible associated with the mandatorily convertible bonds based upon the average price of our common stock during for the periods beginning on or before February 1, 2013. Such shares are considered anti-dilutive in accordance with GAAP for the periods presented.

Adjusted Net Income and Adjusted Net Income per share of common stock are not presentations made in accordance with GAAP.

The below table presents a reconciliation from net income to Adjusted EBITDA and Adjusted Net Income and a reconciliation from weighted-average shares outstanding on a GAAP basis to diluted shares outstanding for the three and twelve months ended December 31, 2013 and 2012, respectively:

	Three Months Ended December 31, (Unaudited)		Twelve Months Ended December 31, (Unaudited)
(IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)	2013	2012	2013	2012
Net income	$145	$36	$736	$272
Loss/(income) from discontinued operations, net of tax	14	7	(305)	(30)
Interest expense, net	80	88	307	386
(Benefit)/provision for income taxes	(13)	29	91	122
Depreciation and amortization	146	126	510	493
EBITDA	372	286	1,339	1,243
Equity in net loss/(income) of affiliates	1	(4)	(2)	(5)
Other non-operating expense, net	11	126	34	135
Restructuring charges	56	28	119	85
Stock-based compensation expense	15	10	47	34
Other items(a)	53	7	80	12
Adjusted EBITDA	508	453	1,617	1,504
Interest expense, net	(80)	(88)	(307)	(386)
Depreciation and amortization	(146)	(126)	(510)	(493)
Depreciation and amortization associated with acquisition-related tangible and intangible assets	53	38	162	145
Cash paid for income taxes	(46)	(36)	(147)	(124)
Stock-based compensation expense	(15)	(10)	(47)	(34)
Interest expense attributable to mandatorily convertible bonds	—	5	2	23
Adjusted net income	$274	$236	$770	$635
Adjusted net income per share of common stock, diluted	$0.71	$0.63	$2.02	$1.69
Weighted-average shares of common stock outstanding, basic	378,331,799	362,712,063	375,797,629	361,787,868
Dilutive shares of common stock from stock compensation plans	5,894,707	4,261,882	5,130,337	4,523,116
Shares of common stock convertible associated with the mandatory convertible bonds	—	10,416,700	896,994	10,416,700
Weighted-average shares of common stock outstanding, diluted	384,226,506	377,390,645	381,824,960	376,727,684
(a)

For the three and twelve months ended December 31, 2013 and 2012, other items primarily consist of one-time items associated with the acquisition of Arbitron, including non-cash purchase accounting adjustments and transaction related costs.

Free Cash Flow

We define free cash flow as net cash provided by operating activities, normalized for non-recurring Arbitron transaction costs, less capital expenditures. We believe providing free cash flow information provides valuable supplemental information regarding the cash flow that may be available for discretionary use by us. Free cash flow is not a presentation made in accordance with GAAP. The following table presents a reconciliation from net cash provided by operating activities to free cash flow:

	Three Months Ended December 31, (Unaudited)		Twelve Months Ended December 31, (Unaudited)
(IN MILLIONS)	2013	2012	2013	2012
Net cash provided by operating activities	$320	$340	$901	$784
Plus: One-time Arbitron costs	33	—	46	—
Less: Capital expenditures	(119)	(133)	(374)	(358)
Free cash flow	$234	$207	$573	$426

Net Debt and Net Debt Leverage Ratio

The net debt leverage ratio is defined as net debt (gross debt less cash and cash equivalents) as of the balance sheet date divided by Adjusted EBITDA for the twelve months then ended. Net debt and the net debt leverage ratio are commonly used metrics to evaluate and compare leverage between companies and are not presentations made in accordance with GAAP. The calculation of net debt and the net debt leverage ratio as of December 31, 2013 is as follows:

(IN MILLIONS)
Gross debt as of December 31, 2013	$6,640
Less: cash and cash equivalents as of December 31, 2013	564
Net debt as of December 31, 2013	$6,076
Adjusted EBITDA for the year ended December 31, 2013	$1,617
Net debt leverage ratio as of December 31, 2013	3.76x
Proforma net debt leverage ratio as of December 31, 2013(1)	3.50x
(1)	Proforma net debt leverage ratio includes Arbitron Adjusted EBITDA of $117 million for the nine months ended September 30, 2013, the date on which the Arbitron acquisition was completed.

Unaudited Supplemental Information Reflecting Impact of Segment Reorganization

In order to best represent the company’s complete Advertiser Solutions business we recast the reporting of two products from the Buy segment (solely within the Insights services business) into the Watch segment where the entirety of the Advertiser Solutions business is now reported. These two products accounted for $84 million in revenue in 2013, $79 million in revenue in 2012 and $70 million in revenue in 2011.

The below tables detail supplemental unaudited revenues and non-GAAP business segment income, which have been adjusted to reflect the impact of the aforementioned change on our historical operating results for each of the quarterly periods in the years ended December 31, 2013, 2012 and 2011. There is no change to consolidated results. Please see the appendix slides that have been posted to the website for further information as well.

Revenues

(IN MILLIONS)

	Buy	Watch
2013
Three months ended March 31	$811	$508
Three months ended June 30	844	542
Three months ended September 30	848	539
Three months ended December 31	903	708
Total	$3,406	$2,297
2012
Three months ended March 31	$789	$484
Three months ended June 30	826	516
Three months ended September 30	831	520
Three months ended December 31	895	546
Total	$3,341	$2,066
2011
Three months ended March 31	$772	$468
Three months ended June 30	860	492
Three months ended September 30	846	497
Three months ended December 31	861	532
Total	$3,339	$1,989

Non-GAAP Business Segment Income

(IN MILLIONS)

	Buy	Watch
2013
Three months ended March 31	$123	$200
Three months ended June 30	167	237
Three months ended September 30	169	239
Three months ended December 31	201	313
Total	$660	$989
2012
Three months ended March 31	$122	$185
Three months ended June 30	165	217
Three months ended September 30	172	216
Three months ended December 31	217	238
Total	$676	$856
2011
Three months ended March 31	$118	$178
Three months ended June 30	178	201
Three months ended September 30	175	197
Three months ended December 31	214	216
Total	$685	$792